Pricing Supplement dated April 4, 2002                    Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                File No. 333-72676
Prospectus Supplement dated November 30, 2001)            Cusip No. CA88319ZAB90



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                     Textron Financial Canada Funding Corp.
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                   Fixed Rate

 This pricing supplement together with the prospectus and prospectus supplement both dated November 30, 2001 to which it relates constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and in those jurisdictions only by persons permitted to sell such securities. No securities commission or similar authority in Canada or the United States of America has in any way passed upon the merits of the securities offered and any representation to the contrary is an offence.



Issuer:  Textron Financial Canada Funding Corp.



---------------------------------------------------------------------------------------------------
Principal Amount:  Cdn $45,000,000                   Interest Rate:  5.80%
---------------------------------------------------------------------------------------------------
Issue Price:  98.005%
Agent's Discount or Commission:  0.20%               Original Issue Date:  February 1, 2002
Net Proceeds to Issuer:  Cdn $44,462,743.15          Stated Maturity Date:  February 1, 2005
---------------------------------------------------------------------------------------------------

Interest Payment Dates:
       [ ] March 15 and September 15
       [X] Other: August 1 and February 1

Regular Record Dates
(if other than the last day of February and August):  January 15 and July 15

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to the Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:            %
           Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than Cdn dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ] Yes   [X] No
     Issue Price: %
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period OID:




Agent:
             [ ]   RBC Dominion Securities Inc.
             [X]   BMO Nesbitt Burns Inc.
             [X]   Scotia Capital Inc.
             [ ]   Other: _______________

Agent acting in the capacity as indicated below:
             [X] Agent      [ ] Principal

If as Principal:

             [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

             [ ] The Notes are being offered at a fixed initial public offering price of ____% of the Principal Amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 98.005% of Principal Amount.

Other Provisions:

















   Terms are not completed for certain items above because such items are not applicable.